Free Writing Prospectus
                                                    Filed Pursuant to Rule 433
                                      Registration Statement No. 333-120274-38


1) MI information:
                        % of deal         Effective LTV
      No MI             91.79%  76.61
      MI                8.21              67.13

2) Excess spread run: attached
3) Speed of swap amortization: 45cpr (150ppc)
4) FEMA loans located in Individual Assistance area for Wilma: 4.77%


IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter, for this offering will arrange to send you the Prospectus if you request it by calling toll-free 1-800-323-5678.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE EMAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN

AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

GSAA0515
EXCESS INTEREST

Period         Date
Total                    Excess Interest %

      0   25-Dec-05
      1   25-Jan-06                 1.567%
      2   25-Feb-06                 0.902%
      3   25-Mar-06                 0.948%
      4   25-Apr-06                 0.913%
      5   25-May-06                 0.938%
      6   25-Jun-06                 0.924%
      7   25-Jul-06                 0.953%
      8   25-Aug-06                 0.933%
      9   25-Sep-06                 0.938%
     10   25-Oct-06                 0.976%
     11   25-Nov-06                 0.972%
     12   25-Dec-06                 1.014%
     13   25-Jan-07                 0.979%
     14   25-Feb-07                 0.982%
     15   25-Mar-07                 1.121%
     16   25-Apr-07                 0.987%
     17   25-May-07                 1.039%
     18   25-Jun-07                 0.992%
     19   25-Jul-07                 1.048%
     20   25-Aug-07                 0.996%
     21   25-Sep-07                 0.997%
     22   25-Oct-07                 1.063%
     23   25-Nov-07                 1.054%
     24   25-Dec-07                 1.126%
     25   25-Jan-08                 1.057%
     26   25-Feb-08                 1.058%
     27   25-Mar-08                 1.206%
     28   25-Apr-08                 1.058%
     29   25-May-08                 1.138%
     30   25-Jun-08                 1.063%
     31   25-Jul-08                 1.146%
     32   25-Aug-08                 1.068%
     33   25-Sep-08                 1.071%
     34   25-Oct-08                 1.308%
     35   25-Nov-08                 1.292%
     36   25-Dec-08                 1.398%
     37   25-Jan-09                 1.297%
     38   25-Feb-09                 1.322%
     39   25-Mar-09                 1.647%
     40   25-Apr-09                 1.336%
     41   25-May-09                 1.446%
     42   25-Jun-09                 1.343%
     43   25-Jul-09                 1.455%
     44   25-Aug-09                 1.349%
     45   25-Sep-09                 1.353%
     46   25-Oct-09                 1.468%
     47   25-Nov-09                 1.359%
     48   25-Dec-09                 1.476%
     49   25-Jan-10                 1.368%
     50   25-Feb-10                 1.374%
     51   25-Mar-10                 1.726%
     52   25-Apr-10                 1.387%
     53   25-May-10                 1.510%
     54   25-Jun-10                 1.400%
     55   25-Jul-10                 1.524%
     56   25-Aug-10                 1.413%
     57   25-Sep-10                 1.420%
     58   25-Oct-10                 1.704%
     59   25-Nov-10                 2.106%
     60   25-Dec-10                 2.267%
     61   25-Jan-11                 2.123%
     62   25-Feb-11                 2.128%
     63   25-Mar-11                 2.585%
     64   25-Apr-11                 2.140%
     65   25-May-11                 2.296%
     66   25-Jun-11                 2.153%
     67   25-Jul-11                 2.309%
     68   25-Aug-11                 2.166%
     69   25-Sep-11                 2.173%
     70   25-Oct-11                 2.329%
     71   25-Nov-11                 2.187%
     72   25-Dec-11                 2.342%
     73   25-Jan-12                 2.200%
     74   25-Feb-12                 2.207%
     75   25-Mar-12                 2.510%
     76   25-Apr-12                 2.222%
     77   25-May-12                 2.376%


This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

                                GSAA 2005-15
                                 COLTV 86.967
                                LTV = 80 56.703


IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter, for this offering will arrange to send you the Prospectus if you request it by calling toll-free 1-800-323-5678.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE EMAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Goldman Sachs                   GSAA-05 15

--------------------------------------------------------------------------------------------------------------------
Dealname                     %SS      Coltv   Coltv for SS     DTI     %IO with SS   IO FICO  IO DTI    Coltv for IO
--------------------------------------------------------------------------------------------------------------------
GSAA 2005-15              56.580     86.967         95.241  36.918          53.264       713  36.941          87.314
--------------------------------------------------------------------------------------------------------------------
Total:                    56.580     86.967         95.241  36.918          53.264       713  36.941          87.314
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------
Documentation Type               percent                   balance
--------------------------------------------------------------------
FULL/ALT                           27.34               244,032,139
NINA/NO DOC                         5.14                45,852,452
SISA                               13.24               118,199,220
SIVA                               54.28               484,571,907
--------------------------------------------------------------------
Total:                            100.00               892,655,719
--------------------------------------------------------------------

--------------------------------------------------------------------
Documentation Type for IO        percent                   balance
--------------------------------------------------------------------
FULL/ALT                           27.49               225,815,615
NINA/NO DOC                         4.85                39,831,983
SISA                               13.83               113,582,583
SIVA                               53.84               442,243,328
--------------------------------------------------------------------
Total:                            100.00               821,473,509
--------------------------------------------------------------------

--------------------------------------------------------------------
Type of ARM collateral           percent                balance
--------------------------------------------------------------------
1 YEAR ARM                          2.97                26,554,655
10 YEAR ARM                         5.14                45,923,741
2 YEAR ARM                          6.09                54,355,259
3 YEAR ARM                         20.80               185,651,291
5 YEAR ARM                         59.86               534,323,465
7 YEAR ARM                          5.14                45,847,309
--------------------------------------------------------------------
Total:                            100.00               892,655,719
--------------------------------------------------------------------

--------------------------------------------------------------------
Breakout of IO loans types       percent                balance
--------------------------------------------------------------------
1 YEAR ARM                          2.53                20,766,788
10 YEAR ARM                         5.36                44,031,767
2 YEAR ARM                          5.96                48,980,412
3 YEAR ARM                         19.06               156,568,356
5 YEAR ARM                         62.35               512,168,494
7 YEAR ARM                          4.74                38,957,692
--------------------------------------------------------------------
Total:                            100.00               821,473,509
--------------------------------------------------------------------

--------------------------------------------------------------------
IO terms                         percent                balance
--------------------------------------------------------------------
0.000                               7.97                71,182,210
6.000                               0.12                 1,094,409
36.000                              5.45                48,620,930
60.000                             52.10               465,051,929
84.000                              3.96                35,378,777
120.000                            30.40               271,327,463
--------------------------------------------------------------------
Total:                            100.00               892,655,719
--------------------------------------------------------------------

---------------------------------------------------------------------------
Remaining IO terms - IO only     percent          balance        ResetRate
---------------------------------------------------------------------------
5                                   0.13        1,094,409            7.129
31                                  0.03          219,200            7.379
33                                  0.94        7,708,806            7.476
34                                  4.35       35,710,400            7.591
35                                  0.61        4,982,523            7.623
53                                  0.01          116,551            7.379
54                                  0.03          237,714            7.071
55                                  0.17        1,358,978            7.071
56                                  0.47        3,839,063            7.160
57                                  1.89       15,556,503            7.286
58                                 10.55       86,694,158            7.347
59                                 38.31      314,740,027            7.104
60                                  5.17       42,508,935            7.084
79                                  0.04          328,500            7.071
80                                  0.28        2,311,368            7.132
81                                  0.61        5,039,976            7.292
82                                  1.64       13,447,067            7.369
83                                  0.64        5,280,627            7.071
84                                  1.09        8,971,240            7.071
113                                 0.06          490,555            7.379
114                                 0.01           75,000            7.379
115                                 0.09          700,308            7.223
116                                 0.50        4,090,729            7.317
117                                 0.87        7,129,185            7.325
118                                 9.19       75,532,379            7.357
119                                 7.56       62,131,734            7.348
120                                14.75      121,177,572            6.991
---------------------------------------------------------------------------
Total:                            100.00      821,473,509            7.194
---------------------------------------------------------------------------

-----------------------------------------------------------
Index                            percent          balance
-----------------------------------------------------------
1 YEAR LIBOR                       59.83      534,111,899
1 YEAR TREASURY                     0.12        1,103,323
6 MONTH LIBOR                      40.04      357,440,497
-----------------------------------------------------------
Total:                            100.00      892,655,719
-----------------------------------------------------------


------------------------------------------------------------------------------
This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.
------------------------------------------------------------------------------
                               Dec 7, 2005 14:16                   Page 1 of 1

Effective LTV = 75.831

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter, for this offering will arrange to send you the Prospectus if you request it by calling toll-free 1-800-323-5678.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE EMAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.